Exhibit 10.7(iii)

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO 2. (the “Amendment”) to the Employment Agreement (as such term is defined below) is entered into as of the      day of December, 2010 (the “Amendment Effective Date”) by and between InVivo Therapeutics Corporation, a Delaware corporation (the “Company”), and Frank Reynolds (“you” or “Executive”). The Company and Executive are occasionally referred to collectively herein as the “Parties”.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of May 31, 2008, as amended by that certain Amendment dated as of November 1, 2009 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to modify the terms of the Employment Agreement effective as of the Amendment Effective Date as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual covenants made herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Employment Agreement be and hereby is amended as set forth below.

1.	Defined Terms. All terms used in the Amendment and not otherwise defined herein, shall have the meanings ascribed to such terms in the Employment Agreement.

2.	Amendment of Section 2(a) of the Employment Agreement. Section 2(a) of the Employment Agreement is hereby amended to add the following Section (C):

“(C) By written notice to you effective the date of such notice, without Cause.”

3.	Amendment of Section 2(a)(iii)(B) of the Employment Agreement. Section 2(a)(iii)(B) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(B) By written notice to the Company for Good Reason (as defined below) effective the date of such notice: provided that the time periods set forth in the definition of Good Reason are complied with by the Executive.”

4.	Amendment of Section 2(c)(i) of the Employment Agreement. Section 2(c)(i) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(i) A material change in the principal location at which you provide services to the Company, without your prior written consent.”

5.	Amendment of Section 2(c) of the Employment Agreement. Section 2(c) of the Employment Agreement is hereby amended to add the following to the end of Section 2(c):

“Notwithstanding the foregoing, in order to establish “Good Reason” for a termination, (i) Executive must provide notice to the Company of the existence of the condition giving rise to the “Good Reason” within ninety (90) days following the initial existence of the condition and (ii) the Company has thirty (30) days following receipt of such notice to remedy such condition (the “Remedy Period”). Further. Executive must actually terminate his employment for Good Reason within ninety (90) days following expiration of the Remedy Period to qualify as termination of employment with the Company by Executive for Good Reason.”

6.	Amendment of Section 4(d) of the Employment Agreement. The reference to “Section 2(a)(ii)(c) in Section 4(d) of the Employment Agreement shall refer to “Section 2(a)(ii)(C)”.

7.	Amendment of Section 4(d) of the Employment Agreement. Section 4(d) of the Employment Agreement is hereby amended to add the following to the end of Section 4(d):

“Notwithstanding the foregoing, all payments set forth above in this Section 4 shall be subject to the provisions set forth in Section 11.

8.	Addition of Section 11. The Agreement is hereby amended to add the following Section 11:

“11.	Section 409A.

(a)	Section 409A General. This Agreement is intended to comply with the provisions of 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In the event that the Agreement shall be deemed not to comply with Section 409A. then neither the Company, the Board nor its or their designees or agents shall be liable to the Employee or other person for actions, decisions or determinations made in good faith. For purposes of this Agreement, your termination of employment shall mean your “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(b)	Section 409A Provisions. Payments to you under Section 4 shall be bifurcated into two portions, consisting of the portion, if any, that includes the maximum amount of the payments that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A, and the portion, if any, that includes the excess of the total payments that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until such portion is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. Notwithstanding the foregoing, if you are a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of the portion that constitutes nonqualified deferred compensation will be delayed to the date that is 6 months and one day after your termination of employment (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid pro rata during the period beginning on the Earliest Payment Date and ending on the date that is 6 months following the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of you following the taxable year of you in which your termination of employment occurs.

(c)	Reimbursements. Reimbursements subject to Section 409A shall be subject to the following:

a.	The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

b.	The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred;

c.	Reimbursement or right to an in-kind benefit shall not be subject to liquidation or exchange for another benefit; and

d.	Each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.”

9.	Counterparts; Full Authority. This Amendment may be executed in counterparts, each of which shall be an original but, when taken together, constitute but one and the same Amendment. The signatories represent and warrant that they have full authority to enter into this Amendment on behalf of the entity for which they have signed. Except as specifically amended hereby, the terms of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment Effective Date.

INVIVO THERAPEUTICS CORPORATION

By:	/s/ Frank Reynolds
Name:	Frank Reynolds
Title:	CEO

EXECUTIVE

/s/ Frank Reynolds
Frank Reynolds

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